UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERFUMANIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0977964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

(Address of principal executive offices, including zip code)

2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Donna L. Dellomo

Chief Financial Officer

Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

631-866-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew C. Dallett

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

(617) 239-0100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,300,000 shares (2)	$10.50	$24,150,000	$2,804

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low sale prices of our common stock on May 3, 2011, as reported on The Nasdaq Capital Market.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of our common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the year ended January 29, 2011, as amended;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year ended January 29, 2011; and

•

The description of the Company’s common stock contained in the Registrant’s Registration Statement, on Form 8-A, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Florida Business Corporation Act. Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) generally permits us to indemnify our directors, officers, employees or other agents who are subject to any third-party actions because of their service to us if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In addition, we may indemnify our directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he or she derived an improper personal benefit, (3) a transaction in violation of Section 607.0834 of the FBCA (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to us or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his or her duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (iv) in a proceeding by or in our right to procure a judgment in our favor or by or in the right of a shareholder, conscious disregard for our best interest, or willful misconduct, or (v) in a proceeding by or in the right of someone other than us or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation provide that we shall indemnify and may advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

Insurance. In addition to the foregoing, the Registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d)

of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bellport, State of New York, on May 5, 2011.

PERFUMANIA HOLDINGS, INC.

By:	/s/ Donna L. Dellomo
Donna L. Dellomo
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Perfumania Holdings, Inc., hereby severally constitute and appoint Michael W. Katz and Donna Dellomo, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all pre-effective and post-effective amendments to this registration statement and any related registration statements filed pursuant to Rule 462(b), and to file the same with the Securities and Exchange Commission, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Perfumania Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Michael W. Katz Michael W. Katz	President, Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2011

/s/ Stephen Nussdorf Stephen Nussdorf	Executive Chairman of the Board of Directors	May 5, 2011

/s/ Donna L. Dellomo Donna L. Dellomo	Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2011

/s/ Carole Ann Taylor Carole Ann Taylor	Director	May 5, 2011

/s/ Joseph Bouhadana Joseph Bouhadana	Director	May 5, 2011

/s/ Paul Garfinkle Paul Garfinkle	Director	May 5, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Legal Opinion of Edwards Angell Palmer & Dodge LLP (filed herewith).

10.1	2010 Equity Incentive Plan (filed as Appendix A to the Proxy Statement filed on September 23, 2010 (File No. 000-19714) and incorporated herein by reference).

23.1	Consent of J.H. Cohn LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).